Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 O: 650.493.9300 F: 650.493. F: 650.493.6811

December 14, 2021

Samsara Inc.

350 Rhode Island Street

4th Floor, South Building

San Francisco, California 94103

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Samsara Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of (i) 57,615,700 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and 57,615,700 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”) reserved for issuance pursuant to the Company’s 2015 Equity Incentive Plan, (ii) 50,600,000 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2021 Equity Incentive Plan and (iii) 10,200,000 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2021 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Class A Common Stock and Class B Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.